Exhibit 99.1
ASHFORD HOSPITALITY TRUST
Third Quarter 2010 Conference Call
November 4, 2010
11am Central
Introductory Comments — Tripp Sullivan
Welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the third quarter of 2010. On the call today will be Monty Bennett, Chief Executive Officer and David Kimichik, Chief Financial Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday afternoon in a press release that has been covered by the financial media.
As we start, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which has been filed on Form 8-K with the SEC on November 3, 2010, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Monty Bennett. Please go ahead.
Introduction — Monty Bennett
Thank you. Doug Kessler our President, is on the road today and unfortunately couldn’t dial in. I will offer some opening comments then turn it over to Kimo for a review of the financial highlights. I’ll then discuss our capital allocation strategies at the end of the call.
As compared to our peers, we have at times taken a different approach to investment and capital market strategies. We continue to demonstrate that a platform comprised of a diverse portfolio, a relentless focus on maximizing operating results, capital markets ingenuity and management interests closely aligned with shareholders can produce strong returns that outperform the competition. A clear indication of the success of our efforts is that our 1, 2, 3, 4, 5 and 6 year total shareholder returns exceed each of our peers.

In fact, for the most recent quarter, we continued our strong year-over-year growth pace with an 83% increase in AFFO per share to 33 cents. Once again, that is among the strongest growth reported to date from our lodging REIT peer group. It’s also the highest per share we’ve earned in the third quarter since our inception and a direct result of well-executed capital market and asset management strategies.
Turning to the performance of our portfolio, we reported a 6.1% increase in RevPAR for hotels not under renovation in the quarter. ADR was up 0.7% and occupancy was up 372 basis points. That reverses a 3.4% decline in ADR from the second quarter. I think we can safely say the industry is beyond the recovery inflection point; however, we remain cautious with our strategies pending more clarity on the economy and job growth.
Strong top-line performance has been accompanied by strong operating results. We are intensely focused on cost control and continue to impart this operating discipline on our managers in an attempt to keep flow-through above 50% and drive growth in hotel EBITDA margin. For the hotels not under renovation, EBITDA margin increased 192 basis points from a year ago to 25.6% while for all hotels, EBITDA margin increased 173 basis points to 25.4%. Our affiliated manager Remington, significantly contributed to these results, and we also had a strong contribution from the brands as we continue to work very closely with them to keep costs under control.
Throughout the third quarter and to date in the fourth quarter, we have actively worked to create liquidity, extend our maturities and reduce our overall leverage. As a result, we ended the quarter with a leverage ratio of just under 55% compared with 59% at year end 2009. During the quarter, we eliminated one of our upcoming maturities with a loan restructuring, had an asset sale and completed a consensual deed in lieu transaction. We have created $215 million of borrowing capacity on our revolving credit line and currently have only $35 million drawn. As it stands today, we have only $209 million in hard maturities in 2011, most of which occurs in December, and $242 million in 2012 and are working to address those loans.
Although we have not made any recent share repurchases, our share buyback program since inception through the third quarter reflects the repurchase of 73.6 million common shares representing a 50% reduction from our peak share count. These shares were acquired at an average price of $3.26 per share. Based upon yesterday’s closing price of $10.46 per share, this strategy has resulted in approximately $530 million in shareholder value creation assuming a like kind amount of shares were to be reissued. We strongly believe that our share repurchase strategy is far superior in delivering immediate and longer term accretion as compared to many of our peers who issued equity at the worst possible time at low share prices.
Lastly, turning to capital expenditures, we completed $13 million of projects in the quarter. That leaves us on target to spend approximately $66 million for the year as we continue to selectively upgrade hotels to improve their competitive position in their market.
Our priorities are unchanged for the balance of the year. We have an intense focus on improving our balance sheet and liquidity, while controlling costs and leveraging off of improving trends.

We will also continue to be creative and flexible in pursuing capital markets opportunities. We will execute each of these with a commitment to improving shareholder returns.
In conclusion, we believe we have proven to be good stewards of our shareholders’ investment during one of the most trying times in the lodging industry and remain closely aligned with their interest with insider ownership of 20% of the company. The strategies we are executing and the moves we have made to capture value demonstrate our commitment to outpace our peers going forward.
I’d now like to turn the call over to David Kimichik to review our financial results.
Financial Review — David Kimichik
Thanks, Monty.
For the third quarter we reported net income to common shareholders of $36,281,000, Adjusted EBITDA of $47,959,000, and AFFO of $23,532,000, or 33 cents per diluted share.
At quarter’s end, Ashford had total assets of $3.7 billion. We had $2.5 billion of mortgage debt with a blended average interest rate of 2.90%. Including our interest rate swap, 100% of our debt was floating as of September 30th. The weighted average maturity is 4.8 years. After factoring in the new swap transaction we closed on October 19th and the refinancing of the Gateway Marriott, 75% of our debt is now fixed and our overall cost of debt is currently 3.08%.
Since the length of the swap does not match the term of the underlying fixed rate debt, for GAAP purposes the swap is not considered an effective hedge. The result of this is that the changes in market value of these instruments must be run through our P&L each quarter as unrealized gains or losses on derivatives. These are non-cash entries that will affect our Net Income but will be added back for purposes of calculating our AFFO. For the third quarter, it was a gain of $382,000 and year to date it was a gain of $30,824,000.
At quarter’s end, our portfolio consisted of 100 hotels in continuing operations containing 21,392 rooms. Additionally, as of September 30th we owned positions in 4 mezzanine loans with total book value of principal outstanding of $69.1 million.
Hotel operating profit for the entire portfolio was up by $5.8 million, or 11.7%, for the quarter.
Our quarter-end adjusted EBITDA to fixed charge ratio now stands at 1.83 times versus a required minimum of 1.25 times. Ashford’s net debt to gross assets is at 54.9% versus a not to exceed level of 65.0% per our credit facility covenants.
At quarter end, our share count was 73.0 million fully diluted shares outstanding which was comprised of 51.1 million common shares, 14.5 million OP units and 7.4 million shares of Series B convertible preferred.
I’d now like to turn it back over to Monty to discuss our capital market strategies.

Capital Allocation Strategies — Monty Bennett (2nd time)
Thanks, Kimo.
There is an increasing amount of transaction activity underway in the lodging sector in terms of investments, loans, and the broader capital markets. Investors are responding to the improving real estate fundamentals for this sector and are targeting more capital for hotel lending and ownership. As a result, we have worked productively to improve our balance sheet, enhance liquidity on favorable terms, and take advantage of changes in the capital markets.
First, I would like to share with you some of our capital market activities. During the third quarter, we observed a reinvigorated preferred market and a tightening of strip yields on our preferred and as a result issued 3.3 million shares of our Series D preferred stock that raised $74.1 million dollars. Recall that during the downturn, we had repurchased 3.1 million shares of the Series A and D preferred stock at an average price of $6.47 per share. Issuing the Series D shares back to the market at a gross price of $23.178 created a net gain in value of $55.1 million. We used the proceeds to pay down outstanding borrowings on our credit facility.
Regarding interest rate management, based upon the current terms available in the swap market, we announced late last month the conversion of our $1.8 billion interest rate swap back to a fixed rate of 4.09%, resulting in locked-in annual interest expense savings of approximately $32 million for the remaining term of the swap. With this new transaction, we have locked in close to the maximum possible annual savings from the swap over the remaining term while eliminating the risk of potential LIBOR increases, all at no cash cost to us. Moreover, the existing flooridors for 2010 and 2011 may provide additional economic benefit. We are very pleased that this proactive strategy accomplished our objective.
With hotel pricing increasing, we believe it makes sense to explore selling certain assets. During the quarter, we sold the Hilton Suites in Auburn Hills, Michigan for $5.1 million in September. In the same month, we transferred the Westin O’Hare to the special servicer via a consensual deed in lieu of foreclosure. We recorded a gain of $56.2 million to the level of non-recourse debt on the property after having previously written down the book value to the estimated fair market value, which resulted in an impairment of $59.3 million at that time. We are currently in the market with three full service hotels — namely the JW Marriott San Francisco, Hilton Rye Town, and Hilton El Conquistador along with three select service assets.
On the financing front, during the quarter we restructured the loan on the JW Marriott San Francisco to fully extend the maturity from 2011 to 2013. Subsequent to the quarter end, we refinanced the Marriott Gateway in Crystal City that provided $105 million in proceeds for a 10 year loan at a fixed rate of 6.26% with 30 year amortization. This new loan replaces the $60.8 million loan that was set to mature in 2012. We used the proceeds to reduce amounts drawn on our line of credit.

Looking ahead to the balance of the year and 2011, we remain encouraged by the traction in fundamentals and trading activity. We have always exhibited an inclination to recycle our capital to find more accretive deployment opportunities utilizing, where possible, internally generated capital over external capital in order to maximize shareholder appreciation.
That concludes our prepared remarks and we will now open it up for questions.
Q&A
Ending — Monty Bennett
Thank you for your participation on today’s call.
We look forward to speaking with you again on our next call.